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                                                                   EXHIBIT 23(b)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to PowerBrief, Inc.'s 2001 Equity Incentive Plan and Amended and Restated 2000 Equity Incentive Plan of our report dated April 6, 2001, with respect to the financial statements of PowerBrief, Inc. included in the Form 8-K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission on May 14, 2001 and of our report dated March 30, 2001, with respect to the consolidated financial statements of Integrated Orthopaedics, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001.

                                                   /s/ ERNST & YOUNG LLP



Houston, Texas
May 22, 2001